Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
Vice President, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 7, 2013

STRATEGIC HOTELS & RESORTS REPORTS SECOND QUARTER 2013
FINANCIAL RESULTS

Improvements Seen in All Key Metrics; Company Raises Lower-End of Full Year Guidance Range

CHICAGO - August 7, 2013 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the second quarter ended June 30, 2013.

($ in millions, except per share and operating metrics)	Second Quarter
Earnings Metrics	2013	2012	%
Net income/(loss) attributable to common shareholders	$3.3	$(3.0)	N/A
Net income/(loss) per diluted share	$0.01	$(0.01)	N/A
Comparable funds from operations (Comparable FFO) (a)	$28.7	$21.4	33.7%
Comparable FFO per diluted share (a)	$0.14	$0.11	27.3%
Comparable EBITDA (a)	$60.3	$50.9	18.5%

Total North American Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$285.94	$272.34	5.0%
Occupancy	78.4%	75.5%	2.9	pts
Revenue per Available Room (RevPAR)	$224.29	$205.58	9.1%
Total RevPAR	$418.45	$380.55	10.0%
EBITDA Margins	26.1%	24.5%	160	bps

North American Same Store Operating Metrics (c)
ADR	$267.68	$253.70	5.5%
Occupancy	79.7%	76.5%	3.2	pts
RevPAR	$213.32	$194.11	9.9%
Total RevPAR	$395.52	$360.28	9.8%
EBITDA Margins	26.1%	25.2%	90	bps

(a)
Please refer to the tables provided later in this press release for a reconciliation of net income/(loss) to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Total North American portfolio (see portfolio definitions later in this press release).

(c)	Operating statistics reflect results from the Company’s North American same store portfolio (see portfolio definitions later in this press release).

“For the thirteenth consecutive quarter we achieved strong RevPAR and Total RevPAR growth. Furthermore, we saw meaningful increases in group bookings and ancillary group spend along with strong margin improvement as we steadily increased rates and maintained our stringent cost controls,” commented Rip Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc.  “Looking forward, we are encouraged by the positive trends we see, including steady group pace heading into 2014. As such, we have raised the lower end of our guidance range to reflect our ongoing confidence in our strategy, strength of our superior portfolio, depth of our management and hotel teams, and expected future performance,” concluded Gellein.

Second Quarter Highlights

▪	Total consolidated revenues were $244.2 million in the second quarter of 2013, a 21.2 percent increase over the prior year period.

▪
Net income attributable to common shareholders was $3.3 million, or $0.01 per diluted share, in the second quarter of 2013, compared with net loss attributable to common shareholders of $3.0 million, or $0.01 per diluted share, in the second quarter of 2012.

▪	Comparable FFO was $0.14 per diluted share in the second quarter of 2013, compared with $0.11 per diluted share in the prior year period, a 27.3 percent increase over the prior year period.

▪	Comparable EBITDA was $60.3 million in the second quarter of 2013, compared with $50.9 million in the prior year period, an 18.5 percent increase between periods.

▪
Total North American portfolio RevPAR increased 9.1 percent in the second quarter of 2013, driven by a 5.0 percent increase in ADR and a 2.9 percentage point increase in occupancy compared to the second quarter of 2012. Total RevPAR increased 10.0 percent between periods with non-rooms revenue increasing by 11.4 percent between periods.

▪
Group occupied room nights in the Total North American portfolio increased 13.5 percent in the second quarter of 2013, which more than offset a 2.2 percent decline in transient occupied room nights compared to the second quarter of 2012. Transient ADR increased 5.7 percent compared to the second quarter of 2012 and group ADR increased 4.6 percent.

▪
North American same store RevPAR increased 9.9 percent in the second quarter of 2013, driven by a 5.5 percent increase in ADR and a 3.2 percent point increase in occupancy. Total RevPAR increased 9.8 percent with non-rooms revenue increasing by 10.2 percent between periods.

▪
European RevPAR declined 0.1 percent (1.0 percent increase in constant dollars) in the second quarter of 2013, driven by a 0.2 percentage point decrease in occupancy, partially offset by a 0.2 percent increase in ADR (1.2 percent increase in constant dollars) between periods. European Total RevPAR increased 0.8 percent in the second quarter of 2013 over the prior year period (1.9 percent in constant dollars).

▪
Total North American portfolio EBITDA margins expanded 160 basis points in the second quarter of 2013, compared to the second quarter of 2012. North American same store EBITDA margins expanded 90 basis points. Adjusted for one-time credits recorded in the second quarter of 2012, Total North American portfolio EBITDA margins expanded 220 basis points over the prior year period.

▪
Group room nights currently booked for 2013 are 2.6 percent higher compared to room nights booked for 2012 at the same time last year, with rates 3.9 percent higher, resulting in a 6.7 percent RevPAR increase.

The company reported financial results for the six month period ended June 30, 2013 as follows:

▪	Total consolidated revenues were $445.6 million for the six month period ended June 30, 2013, a 17.4 percent increase over the prior year period.

▪
Net loss attributable to common shareholders was $20.2 million, or $0.11 per diluted share, compared with net loss attributable to common shareholders of $34.5 million, or $0.18 per diluted share, for the six month period ended June 30, 2012.

▪	Comparable FFO was $0.15 per diluted share compared with $0.12 per diluted share in the six month period ended June 30, 2012.

▪	Comparable EBITDA was $94.8 million compared with $84.2 million for the six month period ended June 30, 2012, a 12.6 percent increase between periods.

Preferred Dividends
On May 28, 2013, the Company's board of directors declared a quarterly dividend of $0.53125 per share of 8.5 percent Series A Cumulative Redeemable Preferred Stock paid on July 1, 2013 to shareholders of record as of June 14, 2013, a quarterly dividend of $0.51563 per share of 8.25 percent Series B Cumulative Redeemable Preferred Stock paid on July 1, 2013 to shareholders of record as of June 14, 2013 and a quarterly dividend of $0.51563 per share of 8.25 percent Series C Cumulative Redeemable Preferred Stock paid on July 1, 2013 to shareholders of record as of June 14, 2013.
Subsequent Event
On August 7, 2013 the Company closed on a one-year extension of the loan secured by the Marriott London Grosvenor Square hotel. Under the terms of the agreement, the loan spread over GBP LIBOR increases in steps throughout the extension period from 210 basis points in August 2013 to 425 basis points in April 2014. The loan will mature in October 2014, has no principal amortization requirement and is pre-payable with no penalty.
Future Transaction Activity
The Company continues to selectively consider strategic acquisition and disposition opportunities. After careful consideration, the Company has decided to engage Jones Lang LaSalle to advise the Company on the marketing and sale of its Marriott Grosvenor Square hotel in London. If a sale is achieved that meets the Company's criteria, it will effectively conclude its exit from the European market. Potential sale proceeds would be used to further de-lever the Company's balance sheet.

2013 Guidance
Based on the results of the first six months of 2013 and current forecasts for the remainder of the year, management is raising the lower-end of its guidance ranges for full year 2013 RevPAR growth, Total RevPAR growth, Comparable EBITDA, and Comparable FFO per fully diluted share.
For the year ending December 31, 2013, the Company anticipates that Comparable EBITDA will be in the range of $200.0 million to $210.0 million, and Comparable FFO in the range of $0.35 and $0.40 per fully diluted share. Management is also raising the lower-end of its guidance for North American same store RevPAR growth in the range between 6.0 percent to 7.0 percent, and Total RevPAR growth in the range between 5.0 percent and 6.0 percent.

Portfolio Definitions
Total North American portfolio hotel comparisons for the second quarter 2013 are derived from the Company's hotel portfolio at June 30, 2013, consisting of all 16 properties located in North America, including unconsolidated joint ventures.
North American same store hotel comparisons for the second of quarter 2013 are derived from the Company's hotel portfolio at June 30, 2013, consisting of properties located in North America and held for five or more quarters, in which operations are included in the consolidated results of the Company. As a result, same store comparisons include 13 properties and exclude the JW Marriott Essex House Hotel, which was acquired on September 14, 2012, and the unconsolidated Hotel del Coronado and Fairmont Scottsdale Princess hotels.
European hotel comparisons for the second quarter of 2013 are derived from the Company's European owned and leased hotel properties at June 30, 2013, consisting of the Marriott London Grosvenor Square and the Marriott Hamburg hotels.

Earnings Call
The Company will conduct its second quarter 2013 conference call for investors and other interested parties on Thursday, August 8, 2013 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to access the call by dialing 877.415.3184 (toll international: 857.244.7327) with passcode 52893429. To participate on the webcast, log on to the company's website at http://www.strategichotels.com or http://www.media-server.com/m/acs/6a117fef4c5118d6d472b4e1c97b2fff 15 minutes before the call to download the necessary software.
For those unable to listen to the call live, a taped rebroadcast will be available beginning at 12:00 p.m. ET on August 8, 2013 through 11:59 p.m. ET on August 15, 2013. To access the replay, dial  888.286.8010 (toll international: 617.801.6888) with passcode 56801187.  A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.earnings.com for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results. This supplemental data is considered an integral part of this earnings release. These materials are available on the Strategic Hotels & Resorts' website at www.strategichotels.com within the second quarter information section.
About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,272 rooms and 840,000 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company's future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company's continued focus on improving profitability.  Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain or refinance maturing debt; the Company's ability to maintain compliance with covenants contained in its debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.
Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company's most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2013 net loss attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share (in millions, except per share data):

	Low Range	High Range
Net Loss Attributable to Common Shareholders	$(43.1)	$(33.2)
Depreciation and Amortization	118.3	118.3
Interest Expense	90.8	90.8
Income Taxes	1.6	1.6
Non-controlling Interests	(0.2)	(0.1)
Adjustments from Consolidated Affiliates	(15.3)	(15.3)
Adjustments from Unconsolidated Affiliates	24.4	24.4
Preferred Shareholder Dividends	24.2	24.2
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(0.3)	(0.3)
Other Adjustments	(0.2)	(0.2)
Comparable EBITDA	$200.0	$210.0

	Low Range	High Range
Net Loss Attributable to Common Shareholders	$(43.1)	$(33.2)
Depreciation and Amortization	117.5	117.5
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(0.3)	(0.3)
Non-controlling Interests	(0.1)	—
Adjustments from Consolidated Affiliates	(7.7)	(7.7)
Adjustments from Unconsolidated Affiliates	14.7	14.7
Other Adjustments	(6.3)	(6.3)
Comparable FFO	$74.5	$84.5
Comparable FFO per Diluted Share	$0.35	$0.40